UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

NOVA LIFESTYLE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-163019	90-0746568
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 E. Washington Blvd., Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 888-9999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On April 14, 2014, Nova LifeStyle, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers identified on the signature pages thereto (the “Buyers”) pursuant to which the Company will sell to the Buyers, in a registered direct offering, an aggregate of 1,320,059 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), at a negotiated purchase price of $6.78 per share, for aggregate gross proceeds to the Company of $8,950,000.02, before deducting fees to the placement agent and other estimated offering expenses payable by the Company.

As part of the transaction, the Buyers will also receive (i) Series A warrants to purchase up to 660,030 shares of Common Stock in the aggregate at an exercise price of $8.48 per share (the “Series A Warrants”). ; (ii) Series B warrants to purchase up to 633,628 shares of Common Stock in the aggregate at an exercise price of $6.82 per share (the “Series B Warrants”); and (iii) Series C warrants to purchase up to 310,478 shares of Common Stock in the aggregate at an exercise price of $8.53 per share (the “Series C Warrants” and together with the Series A Warrants and the Series B Warrants, the “Warrants”). The Series A Warrants have a term of four years and are exercisable by the holders at any time after the date of issuance. The Series B Warrants have a term of six months and are exercisable by the holders at any time after the date of issuance. The Series C Warrants have a term of four years and are exercisable by the holders at any time after the date of issuance. After the six month anniversary of the issuance date of the Series C Warrants, to the extent that a holder of Series C Warrant exercises less than 70% of such holder’s Series B Warrants and the closing sale price of the Common Stock is equal to or greater than $9.81 for a period of ten consecutive trading days, then the Company may purchase the entire then-remaining portion of such holder’s Series C Warrants for $1,000.

The exercise prices and the number of shares issuable upon exercise of each of the Warrants are subject to adjustment upon the occurrence of certain events, including, but not limited to, stock splits or dividends, business combinations, sale of assets, similar recapitalization transactions, or other similar transactions. The exercise prices of each of the Warrants are subject to adjustment in the event that the Company issues or is deemed to issue shares of Common Stock for less than the then applicable exercise prices of each of the Warrants.

The exercisability of the Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.9% of the Common Stock.

If, at any time Warrants are outstanding, any fundamental transaction occurs, as described in the Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting stock, or the sale of all or substantially all of our assets, the successor entity must assume in writing all of our obligations to the Warrant holders.

Additionally, in the event of a fundamental transaction, each Warrant holder will have the right to require us, or our successor, to repurchase its Warrants for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of such Warrants.

Per the terms of the Purchase Agreement, the Company has agreed with the Buyers to the following: (i) that subject to certain exceptions, the Company will not, within the 61 days immediately following the closing of this offering, enter into any agreement to issue or announce the issuance or proposed issuance of any securities; (ii) that, until the earlier to occur of (x) the 18 month anniversary of the closing of this offering and (y) the date on which none of the warrants are outstanding, the Company will not enter into an agreement to effect a “Variable Rate Transaction,” as that term is defined in the Purchase Agreement; (iii) that if the Company issues securities within the 15 months following the closing of this offering, the Buyers shall have the right to purchase up to 40% of the securities on the same terms, conditions and price provided for in the proposed issuance of securities; and (iv) that subject to certain exceptions, the Company will not, within the 61 days immediately following the closing of this offering, file any registration statements under the Securities Act of 1933, as amended.

The Company also agreed to indemnify each of the Buyers against certain losses resulting from its breach of any representations, warranties or covenants under agreements with each of the Buyers, as well as under certain other circumstances described in the Purchase Agreement.

The Shares, the Warrants and the Common Stock issuable upon exercise of the Warrants are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission on February 4, 2014, amended on February 20, 2014, and was declared effective on March 7, 2014 (File No. 333-193746).

FT Global Capital, Inc. acted as the exclusive placement agent in connection with this offering. A copy of the placement agent agreement between the Company and the placement agent is attached hereto as Exhibit 10.2 and incorporated herein by reference.

The foregoing summaries of the offering, the securities to be issued in connection therewith, the Purchase Agreement, the Placement Agent Agreement and the form of Warrant do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and copies of the forms of Series A Warrants, Series B Warrants and Series C Warrants are attached hereto as Exhibits 4.1, 4.2 and 4.3, respectively, and are incorporated herein by reference.

Item 8.01   Other Events

On April 11, 2014, the Company issued a press release announcing the offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit Title or Description
4.1	Form of Series A Warrant
4.2	Form of Series B Warrant
4.3	Form of Series C Warrant
10.1	Form of Securities Purchase Agreement
10.2	Placement Agent Agreement
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA LIFESTYLE, INC.

Date: April 14, 2014	By:	/s/ Ya Ming Wong
Ya Ming Wong
	Its:	Chief Executive Officer